Exhibit 99.1





FOR IMMEDIATE RELEASE                Contact:  Seth Wheeler
                                     Corporate Communications
                                     (603) 625-4000, ext. 4267
                                     wheeler@energynorth.com
Thursday, November 4, 1999

Eastern Enterprises to Merge with KeySpan Corporation;
Increases Price for EnergyNorth

Manchester, New Hampshire -- In light of Eastern Enterprises' (NYSE:EFU) announcement today of its agreement to merge with KeySpan Corporation (NYSE:KSE), EnergyNorth, Inc.'s (NYSE:EI) July 15, 1999 agreement to merge with Eastern Enterprises has been revised. The price Eastern Enterprises will pay to EnergyNorth shareholders has been increased by 30% to $61.13 per share in cash from a combination of cash and stock valued at $47.00 per share at the time of the July 15 announcement. The revised purchase price values EnergyNorth's equity at over $200 million with a total enterprise value of close to $250 million, including its outstanding long-term debt.

The purchase price will be paid entirely in cash upon successful completion of the EnergyNorth - Eastern Enterprises merger and will be taxable. The revised transaction is contingent on the completion of Eastern's merger with KeySpan Corporation. Under the original agreement 50.1% of EnergyNorth common stock was to be converted into Eastern stock, subject to a collar, and 49.9% into cash.

Robert R. Giordano, EnergyNorth president and chief executive officer, commented, "Eastern's merger with KeySpan is just one more step in the rapid consolidation of the energy industry. I am pleased that our shareholders will see an even greater return on their investment in our company. At the same time, our customers and employees will benefit from being part of one of the leading national players in the increasingly competitive energy marketplace.

"KeySpan Corporation has moved to expand its presence in the New England region and should be a great fit with the EnergyNorth companies. KeySpan shares EnergyNorth's vision for growth, as well as its goal of becoming a more diversified energy services company," Mr. Giordano continued. "I'm particularly excited about the opportunity of our mechanical contracting subsidiary, ENI Mechanicals, to leverage the regional strength of the KeySpan Energy Marketing Group, which in September acquired the Rhode Island-based Delta Mechanical of New England. I've known KeySpan's Chairman and CEO Bob Catell for many years and have great respect for him and his management team."

The EnergyNorth - Eastern and the Eastern - KeySpan mergers are expected to close simultaneously in nine to twelve months, subject to satisfactory regulatory and shareholder approvals.

EnergyNorth, Inc. is an energy services holding company headquartered in Manchester, New Hampshire. Its subsidiaries distribute natural gas and propane gas to more than 95,000 customers throughout New Hampshire and Vermont, as well as provide mechanical contracting services for commercial, industrial and institutional customers in northern New England.

Eastern Enterprises owns and operates Boston Gas Company, Colonial Gas Company, Essex Gas Company, Midland Enterprises Inc., ServicEdge Partners, Inc. and Transgas, Inc. Upon completion of the pending merger with EnergyNorth, Eastern will serve over 800,000 natural gas customers in Massachusetts and New Hampshire. Midland, headquartered in Cincinnati, Ohio, is the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways. ServicEdge is the largest unregulated provider of residential HVAC equipment installation and service to customers in Massachusetts. Transgas is the nation's largest over-the-road transporter of liquefied natural gas.

KeySpan Corporation is a holding company operating two utilities that distribute natural gas under the Brooklyn Union name to 1.6 million customers in New York City and on Long Island, making it the fourth largest gas-distribution company in the United States. Other KeySpan companies market a portfolio of gas-marketing and energy-related services in the Northeast, operate electric-generation plants in New York City and on Long Island, and provide operating and customer services to one-million electric customers of the Long Island Power Authority. KeySpan's unregulated energy activities focus on three principal lines of business: gas exploration and development, primarily through The Houston Exploration Company (NYSE: THX); domestic pipelines and storage; and international activities, including gas-processing in Canada, and gas pipelines and local-distribution in Northern Ireland.


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